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Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the "Agreement") is made and entered into effective as of the 13th day of August 2007, by and between United Online, Inc., a Delaware corporation ("United Online"), with principal corporate offices at 21301 Burbank Boulevard, Woodland Hills, California 91367, and Frederic A. Randall, Jr. ("Employee").

        WHEREAS, the Employee had previously entered into an employment agreement effective March 20, 1999 with NetZero, Inc., a wholly-owned subsidiary of United Online which was subsequently amended and restated as an employment agreement effective January 27, 2004 with United Online (the "Prior 2004 Agreement"); and

        WHEREAS, effective as of the date hereof (the "Effective Date"), the Employee and United Online desire to further amend the Prior 2004 Agreement.

        NOW THEREFORE, the Employee and United Online hereby agree as follows:

For purposes of this Agreement, the term "Company" shall mean (i) United Online or (ii) in the event of an initial public offering of securities of Classmates Media Corporation, a Delaware corporation, or securities issued by an entity that is a direct or indirect parent of Classmates Media Corporation (which entity shall hereinafter be referred to as "CMC," and such initial public offering shall be hereinafter referred to as the "CMC IPO") and the assignment of this Agreement to CMC pursuant to Section 7 hereof, CMC.

1.    Employment.

  1.1
  The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing the date hereof, and continuing through February 15, 2011 (the "Term"), unless such employment is terminated earlier as provided in Section 4 below. Employee's place of employment shall be in the greater Los Angeles metropolitan area.

2.    Duties of Employee.

  2.1
  Employee shall serve as Executive Vice President and General Counsel of the Company. In this capacity, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the General Counsel, including such duties as are delegated to him from time to time by the Board of Directors of the Company or a committee thereof (the "Board"). Employee shall report directly to the Company's Chief Executive Officer.

  2.2
  Employee agrees to devote Employee's full time, attention, skill and efforts to the performance of his duties for the Company during the Term. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or engaging in charitable and public service activities if those activities do not materially interfere with the services required under this Agreement.

3.    Compensation and Other Benefits.

  3.1
  Base Salary.    During the Term, the Company shall pay to Employee a base salary per fiscal year equal to Employee's current base salary (the "Base Salary"), with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law. Employee's Base Salary shall be increased to include any increases in Employee's base salary as approved by the Board.

  3.2
  Bonus.    During the Term, the Employee shall also be eligible to receive an annual cash bonus of up to 100% of Employee's base salary for each fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board.

    Employee's Annual Bonus shall be increased to include any increases in Employee's annual bonus as approved by the Board. Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1, or if Employee voluntarily resigns.

  3.3
  Restricted Stock Units.

          (a)   On August 15, 2007, the Employee will be awarded restricted stock units covering 210,000 shares of United Online's common stock (the "UOL Restricted Stock Units"). The UOL Restricted Stock Units will vest according to the following three (3)-year vesting schedule subject to Employee's continued employment with United Online (as determined in accordance with terms of the applicable stock plan and the restricted unit agreement): one-third of the UOL Restricted Stock Units will vest on February 15, 2009; one-third of the UOL Restricted Stock Units will vest of February 15, 2010; and the remaining on-third of the UOL Restricted Stock Units will vest on February 15, 2011. In all other respects, except as set forth herein, the UOL Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement between United Online and the Employee.

          (b)   [Intentionally omitted.]

          (c)   Contingent on the effectiveness of the CMC IPO prior to April 30, 2008, on the effective date of such CMC IPO, you will be awarded restricted stock units covering that number of shares of common stock of CMC equal to $2,800,000 divided by the initial offering price of a share of common stock in such initial public offering (the "CMC Restricted Stock Units"). For purposes of this Agreement, all references to common stock of CMC shall be deemed to refer to Class A common stock of CMC. In the event that the CMC IPO does not become effective prior to April 30, 2008, CMC will not be obligated to award the CMC Restricted Stock Units described in the preceding sentence. The CMC Restricted Stock Units will vest according to the following schedule subject to your continued employment with CMC: 50% of CMC Restricted Stock Units will vest on February 15, 2009 and the remaining 50% of CMC Restricted Stock Units will vest on February 15, 2010. Except as otherwise set forth herein, in all other respects, the CMC Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement.

          (d)   If, following a CMC IPO, United Online ceases to own more than fifty percent (50%) of the total combined voting power of all of CMC's outstanding securities, and at that time the Employee is employed by CMC or its subsidiaries and not by United Online or any of its 50% or more owned subsidiaries, then the vesting of all outstanding United Online equity-based awards held by Employee will be accelerated in full and any Company repurchase options applicable to any such awards will lapse. For the avoidance of doubt, unless otherwise specifically provided in this Agreement, applicable stock plan or award agreement, the sale of CMC prior to a CMC IPO shall not cause or otherwise give rise to such acceleration of vesting or such lapse of repurchase rights.

  3.4
  Vacation.    Employee shall be entitled to five (5) weeks paid vacation per year in accordance with the Company's vacation policies.

  3.5
  Other Benefits.    Employee shall be eligible to participate, as of the date of Employee's employment, in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other similarly situated executives of the Company or that have been made available to you by the Board or any affiliate of the Company. If Employee elects to participate in any of such plans, Employee's portion of the premium(s) will be deducted from Employee's paycheck.

  3.6
  Business Expenses.    The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.

  3.7
  Telecommuting.    Employee shall be entitled to telecommute for a portion of the work week consistent with past practices or otherwise as agreed by Employee and the Chief Executive Officer.

4.    Termination.

        4.1    Termination for Cause.

    (a)
    Termination "for cause" is defined as follows: the Company terminates Employee's employment with the Company (1) if Employee is convicted of a felony, including any act of moral turpitude, which adversely impacts the Company, or (2) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the direction of the Company's Board of Directors and to perform his obligations hereunder.

    (b)
    The Company may terminate this Agreement for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in Section 3.6, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount.

        4.2    Termination Without Cause or Involuntary Termination.

    (a)
    If Employee's employment is terminated without "cause" as defined in Section 4.1(a), or if Employee is Involuntarily Terminated (as defined below), the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination, (ii) reimbursement for any expenses as set forth in Section 3.6, through the date of termination, (iii) Employee's Annual Bonus, prorated through the date of termination, and (iv), subject to Employee's execution (without revocation) of a general waiver and release of all claims against the Company, its affiliates and successors, in a form satisfactory to the Company (a "Release"), a severance payment in an amount equal to three times Employee's Base Salary and Annual Bonus, payable in one lump sum on the date of termination, subject to withholding as may be required by law, and such severance payment will be paid upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law. For the purposes of Section 4.2(a)(iii) and Section 4.2(a)(iv) above, Annual Bonus shall mean the greater of 75% of Employee's then current Base Salary or the Annual Bonus paid to Employee for the preceding fiscal year in the event of Involuntary Termination, or 75% of Employee's then current Base Salary in the event of termination without cause.

    (b)
    In addition, if Employee's employment is terminated without cause (other than if Employee is Involuntarily Terminated) and if Employee executes and does not revoke a Release, (i) the vesting of all outstanding restricted stock units held by the Employee will be immediately accelerated by the additional number of units in which the Employee would have been vested at the time of such termination if he had completed an additional twelve (12) months of service (calculated as if such units vest on a monthly basis) and (ii) the Company repurchase option will lapse with respect to a number of outstanding restricted shares equal to (x) the sum of the number of full months that have elapsed between the grant date and the date of termination, plus twelve (12) additional months, divided by (y) 48 months, multiplied by (z) the total number of such outstanding restricted shares. Such acceleration will occur upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

    (c)
    If Employee's employment is terminated due to death or permanent disability, the vesting of all outstanding equity-based awards will be accelerated in full and any Company repurchase options applicable to any such awards will lapse.

    (d)
    If Employee is Involuntarily Terminated, and if Employee executes and does not revoke a Release (i) all outstanding options shall remain in effect for a one (1) year period following the date of termination but not beyond the expiration date of such option as set forth in the applicable stock plan or award agreement, (ii) the vesting of all outstanding restricted stock units will be accelerated in full and (iii) any Company repurchase options applicable to restricted shares will lapse. The acceleration described above will occur upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

    (e)
    As used in this Section 4.2, Employee shall be deemed terminated without cause if Employee resigns following a breach by the Company of its obligations hereunder; provided, however, in the event of an unintentional and un-waived breach by the Company, Employee shall provide the Company with written notice of such breach and the Company shall have fifteen days following such notice to cure such breach.

      As used in this Section 4.2, Employee shall be deemed "Involuntarily Terminated" if (i) the Company or any successor to the Company terminates Employee's employment without cause in connection with or following a Change in Control (as defined in Appendix A attached hereto); or (ii) in connection with or following a Change in Control there is (a) a decrease in Employee's title or responsibilities without Employee's consent (it being deemed to be a decrease in title and/or responsibilities if Employee is not offered the position of Executive Vice President and General Counsel of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following the Change in Control), (b) a decrease in base compensation from those provided by the Company immediately prior to the Change in Control without Employee's consent or (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area without Employee's consent; provided however that with respect to any of (a)—(c) Employee shall provide written notice to the Company of the existence of the aforementioned condition within ninety (90) days of its initial existence and the Company shall have thirty (30) days to cure such condition.

5.
Noncompetition.    For the eighteen (18) month period following the termination of Employee's employment with the Company (but only if Employee has received the severance payments specified in Section 4.2 above) (the "Noncompetition Period"), Employee shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below); provided, that the Noncompetition Period shall terminate if the Company terminates operations or if the Company no longer engages in any Competitive Business Activity. The term "Competitive Business Activity" shall mean, prior to the effectiveness of the CMC IPO, the business of providing consumers with dial-up Internet access services (free or pay) and, as of the effectiveness of the CMC IPO, a business primarily involved in online social networking or a business primarily involving online loyalty rewards programs. The term "Restricted Territory" shall mean each and every county, city or other political subdivision of the United States in which the Company is engaged in business or providing its services. The Company agrees that providing services to a company or entity that is involved in a Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Agreement. For the purposes of damages to the Company with respect to any breach of this Section 5, the value of Employee's obligations to the Company under this Section 5 equals 37.5% of the cash severance payment in Section 4.2(a)(iv) above.

  As an employee of the Company, you will be expected to abide by all of the policies and procedures applicable to similarly situated executives of the Company, including, without limitation, the terms of the Proprietary Information and Inventions Agreement between you and the Company (or any successor thereto or affiliate thereof).

6.
Gross-Up Payment.    If the aggregate of all payments or benefits made or provided to the Employee under this Agreement, under all other plans and programs of the Company or otherwise (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Employee, prior to or coincident with the time any excise tax imposed by Section 4999 of the Code (the "Excise Tax") is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all penalties, income, excise and other federal, state and local taxes thereon, is equal to the sum of the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount (the "Gross-Up Payment"). For example, if the Excise Tax imposed with respect to the Aggregate Payment equals $1,000,000 and all penalties, income, excise and other federal, state and local taxes on the Gross-Up Payment equal $2,333,333, the Gross-Up Payment will be $3,333,333. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 6 shall be made by an independent auditor (the "Auditor") selected and paid by the Company and reasonably acceptable to the Employee. The Auditor shall be a nationally recognized United States public accounting firm. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay income tax at the highest marginal rates of federal, state and local income taxation in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at

  120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Employee in connection therewith shall be paid by the Company promptly upon notice of demand from the Employee.

7.
Assignment.    Except as provided herein, neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. In the event of a Change in Control (as defined in Appendix A attached hereto), the Company shall cause this Agreement to be assumed by the Company's successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction.

  Upon the effectiveness of the CMC IPO, the Company shall assign this agreement to CMC. Notwithstanding this assignment, however, Employee's Annual Bonus pursuant to Section 3.2 of this Agreement for fiscal year 2007 shall be payable by United Online under its applicable bonus plans and any bonuses for subsequent fiscal years during the Term shall be payable by CMC.

8.    Miscellaneous.

  8.1
  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, other than the Confidentiality and Proprietary Agreement, and constitutes the entire agreement between the Company and the Employee with respect to its subject matter.

  8.2
  This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by each of the parties hereto and which is authorized by the Company's Board.

  8.3
  This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

  8.4
  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties' intent. To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

  8.5
  Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

  8.6
  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 8.6 prior to the giving of such notice or other communication.

  8.7
  Notwithstanding any provision to the contrary in this agreement, no payment or distribution under this agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Employee's termination of employment with the Company will be made to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee's "separation from service" (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Employee's death, if he is deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

UNITED ONLINE, INC.
By:	/s/ ROBERT BERGLASS
	Name:	Robert Berglass
	Title:	Legal Independent Director, Compensation Committee Chair of United Online, Inc.
By:	/s/ MARK R. GOLDSTON
	Name:	Mark R. Goldston
	Title:	Chairman, President and CEO

/s/ FREDERIC A. RANDALL, JR. Frederic A. Randall, Jr.

Appendix A

        For purposes of this Agreement, a Change in Control shall be deemed to have occurred (i) if a Change in Control of United Online occurs as described in Paragraph A below or (ii) if a Change in Control of CMC occurs as described in Paragraph B below following the CMC IPO.

  A.
  If CMC IPO Does Not Become Effective or CMC IPO Becomes Effective and United Online Owns 33 1/3% or More of CMC's Outstanding Securities:

        In the event a CMC IPO does not become effective, or a CMC IPO becomes effective and the Company owns 33 1/3% or more of the total combined voting power of all of CMC's outstanding securities, "Change in Control" shall mean a change in ownership or control effected through any of the following transactions:

        "United Online" shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc.

        "Board" shall mean United Online's Board of Directors.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (i)
  a merger or consolidation approved by United Online's stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned United Online's outstanding voting securities immediately prior to such transaction,

  (ii)
  the sale, transfer or other disposition of all or substantially all of United Online's assets approved by United Online's stockholders,

  (iii)
  the acquisition, directly or indirectly by any person or related group of persons (other than United Online or a person that directly or indirectly controls, is controlled by, or is under common control with, United Online), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of United Online's outstanding securities, or

  (iv)
  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

  B.
  Change in Control of Classmates Media Corporation

        "Change in Control" of Classmates Media Corporation shall mean a change in ownership or control of CMC effected through any of the following transactions:

        "CMC" shall mean Classmates Media Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Classmates Media Corporation.

        "Board" shall mean CMC's Board of Directors.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (i)
  a merger, consolidation or reorganization approved by CMC's stockholders, unless securities representing more than 33 1/3 percent (33.33%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the person or persons who beneficially owned 33 1/3 percent (33.33%) or more of CMC's outstanding voting securities immediately prior to such transaction,

  (ii)
  any stockholder-approved transfer or other disposition of all or substantially all of CMC's assets,

  (iii)
  the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than CMC or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, CMC) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of (A) securities possessing (or convertible into or exercisable for securities possessing) 33 1/3 percent (33.33%) or more of the total combined voting power of all of CMC's outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) or (B) securities representing 33 1/3 percent (33.33%) or more of the aggregate market value of all of the CMC's outstanding capital stock, measured in each instance immediately after the consummation of such transaction or series of related transactions and whether such transaction or transactions involve a direct issuance from the CMC or the acquisition of outstanding securities held by one or more of the CMC's existing stockholders; or

  (iv)
  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

        In no event, however, shall a Change in Control be deemed to occur as a result of a spin-off distribution by United Online, Inc. of all or any portion of CMC's outstanding securities held by United Online, Inc. to its existing stockholders in proportion to their holdings of United Online, Inc. capital stock.

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  Exhibit 10.16
AMENDED AND RESTATED EMPLOYMENT AGREEMENT